Exhibit 5.1

October 5, 2007

BioSpecifics Technologies Corp.
35 Wilbur Street
Lynbrook, NY 11563

RE:           Registration Statement on Form S-8 (the “Registration Statement”) of BioSpecifics Technologies Corp.

Ladies and Gentlemen:

We have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to 1,750,000 shares of common stock, $0.001 par value per share (the “Shares”), of BioSpecifics Technologies Corp., a Delaware corporation (the “Registrant”), issuable under the Registrant’s 2001 Stock Option Plan, as amended (the “Plan”).

We have examined the Certificate of Incorporation, as amended, and Amended and Restated By-laws of the Registrant, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Registrant as provided to us by the Registrant, the Registration Statement and such other documents relating to the Registrant as we have deemed material for the purposes of this opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We assume that the appropriate action will be taken prior to the offer and sale of the Shares in accordance with the Plan to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-B under the Securities Act.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Very truly yours,

/s/ Thelen Reid Brown Raysman & Steiner LLP

THELEN REID BROWN RAYSMAN & STEINER LLP